Exhibit 99

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES ORDERS BOEING 787

MINNEAPOLIS — (May 5, 2005) – Northwest Airlines announced today that it has ordered 18 Boeing 787 twinjet airliners to support the carrier’s long-term fleet renewal program.

Initial deliveries of the 787 will begin in August 2008.  Northwest also holds options and purchase rights for an additional 50 aircraft.

Northwest will be the first North American carrier to put the 787 “Dreamliner” into revenue service.

“We believe that the Boeing 787 provides Northwest Airlines with a new-generation, long-range aircraft that will allow us to tailor our growing international route system to best address our customers’ travel needs,” said Doug Steenland, Northwest Airlines president and chief executive officer.

“This order is part of Northwest’s strategic plan to invest for the long term.  With a strong global route system, unconstrained hubs that allow for future growth, one of the industry’s strongest airline alliance groupings and a dedicated work force, Northwest is well positioned for long-term success, once we align our costs with anticipated revenues,” Steenland added.

Northwest’s 787s will carry 36 passengers in World Business Class and 185 customers in coach class and will have a non-stop range of up to 8,500 nautical miles (15,700 kilometers).

The Boeing 787 Dreamliner is designed with passengers, airlines, investors and the environment in mind.  The technologically advanced airplane will use 20 percent less fuel than today’s airplanes of comparable size, provide airlines with up to 45 percent more cargo capacity, and present passengers with innovations including a new interior environment with higher humidity, wider seats and aisles, larger windows, and other conveniences.

Northwest’s current long-haul international fleet includes 31 modern Boeing and Airbus aircraft.  The airline was the launch customer of the Boeing 747-400, and today operates a fleet of 16 of the wide-body aircraft.

Northwest also operates 15 Airbus A330 aircraft, including eight -300s and seven -200s.  Northwest was the first U.S. airline to operate the A330-200.  Northwest has an additional 17 A330s on order, including nine from an order for 24 A330s placed by the airline in January of 2001, and eight from a second order placed in January of this year.

All of Northwest’s Boeing 747-400 and Airbus A330 aircraft are equipped with the airline’s lie-flat World Business Class seats, which offer 176 degrees of recline, more degrees of recline than any other U.S. airline’s competing product, as well as an array of innovative comforts and features including a state-of-the-art in-flight entertainment system.

“The Boeing 787 and 747-400, along with the Airbus A330, will allow Northwest to continue to offer a convenient schedule to key Asia/Pacific and European destinations while realizing the economics of a fuel-efficient international fleet,” Steenland concluded.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,600 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.